Exhibit 19

EMPIRE PETROLEUM CORPORATION

Insider Trading Policy

Updated April 18, 2024

Background

The Board of Directors of Empire Petroleum Corporation (“Empire”) has adopted this Insider Trading Policy relating to the trading of Empire securities as well as the securities of publicly traded companies with whom Empire has a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the resulting consequences, which can be severe. This policy is applicable to all trading of Empire securities in the public market. Both the Securities and Exchange Commission (“SEC”) and the exchange on which Empire’s common stock is listed investigate and are very effective at detecting insider trading. The SEC and U.S. Attorneys pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members, and friends and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading and protect Empire’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact a compliance officer designated by Empire’s Board of Directors (each, a “compliance officer”).

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of disgorgement, or return of profit gained or loss avoided, plus a fine of up to three times the profit gained or loss avoided.

Controlling Person Liability. If Empire fails to take appropriate steps to prevent illegal insider trading, Empire may have “controlling person” liability for a trading violation and be subject to civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to Empire’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Empire Sanctions. Failure to comply with this policy may also subject you to sanctions imposed by Empire, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

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Scope of Policy

Persons. This policy applies to directors, officers, employees, and consultants of Empire and its subsidiaries and affiliates. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Empire securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities). You are responsible for making sure that the transactions in any security covered by this policy by any such person complies with this policy.

It is also the policy of Empire that Empire will not engage in purchases and sales of Empire securities while aware of material nonpublic information relating to Empire or Empire securities.

Companies. The prohibition on insider trading in this policy is not limited to trading in Empire securities. It includes trading in the securities of other firms with which Empire does business, such as customers or suppliers of Empire, and those with which Empire may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to Empire may nevertheless be material to one of those other firms.

Transactions. The transactions covered by this policy include purchases and sales of stock, derivative securities (such as put and call options and convertible debentures), preferred stock, and debt securities (debentures, bonds, and notes) and gifts of Empire securities. Although this policy generally will not apply to the exercise of a stock option under Empire’s equity incentive plans, it will apply to the sale of the underlying stock and the cashless exercise of the option (as this entails selling a portion of the underlying stock to cover the costs of exercise).

Policy Delivery. This policy will be delivered to all directors, officers, and employees at the start of their relationship with Empire. Upon request, a recipient must sign an acknowledgment that he or she has received a copy of the policy and agrees to comply with the policy’s terms.

Definition of Material Nonpublic Information

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are: (i) financial performance, especially quarterly and year-end earnings or projections of future earnings or losses or other earnings guidance; (ii) earnings that are inconsistent with the consensus expectations of the investment community; (iii) a material discovery or material change in hydrocarbon reserves and/or production numbers from producing fields; (iv) a pending or proposed merger or entity acquisition; (v) a tender offer on, acquisition of or disposition of significant assets; (vi) a change of Empire’s Chief Executive Officer, President, Chief Operations Officer, or members of the Board of Directors; (vii) major events regarding Empire securities, including the declaration of a stock split or the offering of additional securities; (viii) financial liquidity problems; (ix) actual or threatened major litigation, or a material development with respect to such litigation; (x) a significant cybersecurity incident; and (xi) material approvals or denials of requests for regulatory approval from a government agency. This list is not exhaustive; other types of information may also be material. Both positive and negative information can be material. The quantity of variation should also be considered

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when determining if information is material. For example, a 10% change (whether up or down) in either the overall production or the cost of overall operations of a company should be considered material while you may determine that smaller changes may not constitute a material change. However, because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, after nonpublic information is publicly disseminated, one full trading day must elapse before such information loses its status as nonpublic information.

Restrictions on Purchases, Sales and Tipping

Trading on Inside Information. Whether or not you are in a blackout period, you may not trade in the securities of Empire, directly or indirectly (through family members or other persons or entities), if you are aware of material nonpublic information relating to Empire. Similarly, you may not trade in the securities of any other company, directly or indirectly, if you are aware of material nonpublic information about that company which you obtained in the course of your relationship with Empire.

Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

Short Sales. You may not engage in short sales of Empire securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Margin Accounts or Pledges. You are required to get written pre-clearance from Empire’s Board of Directors before holding Empire securities in a margin account or pledging Empire securities as collateral for a loan where the total amount borrowed against any security of Empire exceeds 10% of the value of the securities utilized to secure the funds borrowed, whether under a margin account or pledge to secure a loan.

Regular Blackout Periods. In addition to the general policy prohibiting trading while in possession of material nonpublic information, all directors and officers and any employees who regularly have access to internal financial information (“Designated Employees”), and all family members of Designated Employees, are also prohibited from purchasing or selling Empire securities during the period beginning fifteen trading days prior to the deadline for Empire to file its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, and ending one full trading day after earnings have been released with respect to such quarter or fiscal year (each, a “regular blackout period”). Notwithstanding the foregoing, a compliance officer may

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shorten a regular blackout period if (a) Empire issues public guidance and (b) the compliance officer determines that such guidance sufficiently and accurately discloses all material items and issues a notice to all affected personnel of such compliance officer’s determination.

Special Blackout Periods. From time to time an event may occur that is known by only a few directors, officers, and key employees. So long as the event remains material and non-public, the persons who are aware of the event, as well as persons covered by the pre-clearance provisions described below, shall not trade in Empire securities (each, a “special blackout period”). The existence of a special blackout period will not be announced, other than to those who are aware of the event giving rise to the special blackout. If, however, a person subject to pre-clearance requests permission to trade in Empire securities during a special blackout period, a compliance officer will inform the requesting person of the existence of a special blackout period, without disclosing the reason for the special blackout. Any person made aware of the existence of a special blackout period shall not disclose the existence of the blackout to any other person.

No Safe Harbor

For those persons who are subject to blackout periods, the existence of such blackouts shall not be considered a safe harbor for trading during other periods, and all officers, directors, other employees, and agents should use good judgment at all times. For example, occasions may arise when individuals covered by this policy become aware prior to the blackout period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, the general policy against trading on inside information would still prohibit trading even though the time period is not within the blackout period or even if you are not subject to the blackout periods in the normal course of business. If you have any questions about whether you are permitted to trade in Empire securities at any particular time, you should contact a compliance officer.

Pre-Clearance Provisions

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the following pre-clearance provisions are applicable to Empire’s directors and executive officers. Empire may from time to time determine that these provisions shall also apply to certain other employees and consultants of Empire and its subsidiaries and affiliates who have access to material nonpublic information about Empire. Individuals who are not directors or executive officers but who are subject to the pre-clearance will be so notified.

All persons subject to pre-clearance, together with their family members and other members of their household, shall not engage in any transaction involving Empire securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from a compliance officer. A request for pre-clearance should be submitted to a compliance officer at least two business days in advance of the proposed transaction. A compliance officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. A compliance officer may not trade in Empire securities unless Empire’s President or Board has approved the trade in accordance with the procedures set forth in this paragraph.

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Exceptions for Approved 10b5-1 Plans

Trades in Empire securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the restrictions relating to pre-clearance procedures and blackout periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. Empire requires that all 10b5-1 plans be approved in writing in advance by a compliance officer and meet the requirements of Rule 10b5-1. A 10b5-1 plan may not be adopted during a blackout period.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services with Empire or your service on Empire’s Board of Directors, you may not trade in Empire securities until that information has become public or is no longer material. If you are serving on Empire’s Board of Directors when you terminate employment or service with Empire, you may not, in any case, trade in Empire securities until the expiration of 90 days after your termination. In addition, if you are subject to a blackout period at the time of your exit from Empire, the restrictions on trading in Empire securities will not cease to apply until the expiration of such blackout period. For the avoidance of doubt, once you (a) terminate employment or services with Empire or your service on Empire’s Board of Directors, (b) are no longer in possession of material nonpublic information, (c) have waited any applicable waiting periods required by law, rule, regulation, or this Insider Trading Policy, and (d) any blackout period that existed at the time of your exit has terminated, this policy shall no longer apply to you even if you own 10% or more of Empire’s stock.

Unauthorized Disclosure

Maintaining the confidentiality of Empire information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information you learn about Empire or its business plans in connection with your employment as confidential and proprietary to Empire. Inadvertent disclosure of confidential or inside information may expose Empire and you to significant risk of investigation and litigation.

The timing and nature of Empire’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, Empire, and its management. Accordingly, it is important that responses to inquiries about Empire by the press, investment analysts, or others in the financial community be made on Empire’s behalf only through authorized individuals.

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Personal Responsibility

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, Empire may take disciplinary action, including dismissal for cause.

Assistance

Your compliance with this policy is of the utmost importance both for you and Empire. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from Empire’s compliance officers. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

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Receipt and Acknowledgment

I, _______________________________________, hereby acknowledge that I have received and read a copy of the Empire Petroleum Corporation’s Insider Trading Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by Empire up to and including termination for cause.

______________________________________

Signature

______________________________________

(Print Name)

______________________________________

Date

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